U.S.B. HOLDING CO., INC.
                                  SUBSDIARIES
                                   EXHIBIT 21
                               DECEMBER 31, 1996

Union State Bank
100 Dutch Hill Rd.
Orangeburg, N.Y. 10962

Ad Con Inc.
100 Dutch Hill Rd.
Orangeburg, N.Y. 10962

U.S.B. Realty Corp (subsidiary of Union State Bank)
100 Dutch Hill Rd.
Orangeburg, N.Y. 10962

Union State Capital Trust I (as of January 27, 1997)
100 Dutch Hill Rd.
Orangeburg, N.Y. 10962